Tyson Foods, Inc. Earnings Based Bonus Program

Purpose: The Tyson Foods, Inc. Earnings Based Bonus Program (“Bonus Program”) is designed to attract and retain qualified executives and management personnel, and to provide incentives to management to optimize the earning performance of Tyson Foods, Inc. (“Company”). The Bonus Program emphasizes a “one company” philosophy in achieving a common goal of Company based earnings before interest and taxes, as adjusted for extraordinary items, (“Adjusted EBIT”), while the Bonus Program also allows for recognition of individual division and team member contributions to the Company’s success.

Eligible Participants: All officers and management employees of the Company and its wholly-owned subsidiaries are eligible to participate in the Bonus Program, excluding any senior executive officer who participates in the Company’s Annual Incentive Compensation Plan for Senior Executive Officers, or the replacement of such plan. The Company can select such other employees and agents of the Company that it determines can participate in the Program.

Bonus Program Structure: The following describes the methodology for determining bonuses to be paid under the Bonus Program:

1.

The target amount of bonus the Company will pay to Eligible Participants is $64,918,107(“Target Bonus”). In order to pay the Target Bonus the Company must have Adjusted EBIT of $900,000,000 (“Target Adjusted EBIT”) for a fiscal year. The Compensation Committee (“Committee”) of the Company’s Board of Directors will review the Target Adjusted EBIT with the Company’s management on an annual basis, and the Target Adjusted EBIT can be adjusted by the Committee as it deems reasonable and necessary.

2.

A bonus will be payable under the Bonus Program to Eligible Participants if the Company achieves $500,000,000 in Adjusted EBIT (“Threshold Adjusted EBIT”) for a fiscal year. If the Company does not achieve the Threshold Adjusted EBIT, no bonus will be payable to Eligible Participants.

3.

During each fiscal year the Company will fund the Bonus Program by contributing a certain percentage of every dollar of Adjusted EBIT into a bonus pool (“Bonus Pool”). The amounts contributed to the Bonus Pool will be calculated pursuant to the methodology described in attached Schedule 1. If the Company exceeds the Target Adjusted EBIT the Bonus Pool will continue to contribute funds to the Bonus Pool as described in Schedule 1, and the Company may distribute bonuses to Eligible Participants in excess of the Target Bonus amount. If the Company does not meet the Threshold Adjusted EBIT, the Company shall not distribute any funds allocated to the Bonus Pool.

4.	Bonus payments to individual Eligible Participants can be based (i) solely on the Adjusted EBIT achieved by the Company or (ii) on a

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combination of Adjusted EBIT and key performance indicators (“KPI”) for a given team member. At least 50% of every Eligible Participant’s bonus will be based on Adjusted EBIT. Pursuant to the Bonus Program, all officers who are designated as executive officers by the Company’s Board of Directors, and who are Eligible Participants, will have their potential bonus based 100% on Adjusted EBIT. Senior management of the Company will be authorized to determine the factors (Adjusted EBIT and KPI) used to determine all other Eligible Participants bonus payment.

Schedule 1

At Target Adjusted EBIT, the Target Bonus will be allocated by the Company between (i) Adjusted EBIT performance measures (“EBIT Allocation”) (ii) Category and Sales performance measures (“Category/Sales Allocation”); and (iii) Production and Shared Services performance measures (“Production/Shared Services Allocation”). To determine the amounts to be contributed to the Bonus Pool for each of these categories the following methodologies will be used:

EBIT-Based

1.

For every dollar of Adjusted EBIT between the Threshold Adjusted EBIT and the Target Adjusted EBIT the Company will contribute to the Bonus Pool an amount determined by dividing the EBIT Allocation by a number equal to (i) Target Adjusted EBIT minus (ii) Threshold Adjusted EBIT. For example, where the EBIT Allocation is $45,000,000, Target Adjusted EBIT is $900,000,000 and Threshold Adjusted EBIT is $500,000,000, the Company would contribute $.1125 [$45,000,000 / ($900,000,000 - $500,000,000) = $.1125] for every dollar of Adjusted EBIT between $500,000,000 and $900,000,000.

2.

For every dollar of Adjusted EBIT over the Target Adjusted EBIT, the Company will contribute to the Bonus Pool an amount determined by dividing the EBIT Allocation by Target Adjusted EBIT. For example, where the EBIT Allocation is $45,000,000 and Target Adjusted EBIT is $900,000,000, the Company would contribute $.05 [$45,000,000 / $900,000,000 = $.05] of every dollar of Adjusted EBIT over $900,000,000.

Category and Sales Performance Measures

For every dollar of Adjusted EBIT the Company will contribute to the Bonus Pool an amount determined by dividing Category/Sales Allocation by Target Adjusted EBIT. For example, where the Category/Sales Allocation is $10,000,000 and Target Adjusted EBIT is $900,000,000, the Company would contribute $.011 [$10,000,000 / $900,000,000 = $.011] of every dollar of

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Adjusted EBIT. This amount would continue to be contributed in the Bonus Pool for every dollar of Adjusted EBIT over Target Adjusted EBIT.

Production and Shared Services Performance Measures

For every dollar of Adjusted EBIT the Company will contribute to the Bonus Pool an amount determined by dividing the Production/Shared Services Allocation by Target Adjusted EBIT. For example, where the Production/Shared Services Allocation is $9,000,000 and the Target Adjusted EBIT is $900,000,000, the Company would contribute $.01 [$9,000,000 / $900,000,000 = $.01] of every dollar of Adjusted EBIT. Once the Company reached Target Adjusted EBIT it would stop making this contribution to the Bonus Pool.

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